                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT
                        Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported):  November 22, 1999


                              AT HOME CORPORATION
--------------------------------------------------------------------------------
            (Exact name of Registrant as specified in its charter)

                                   Delaware
--------------------------------------------------------------------------------
                (State or other jurisdiction of incorporation)


    000-22697                                                     77-0408542
  ------------                                               -------------------
  (Commission                                                   (IRS Employer
  File Number)                                               Identification No.)


     450 Broadway Street, Redwood City, CA                       94063
--------------------------------------------------------------------------------
    (Address of principal executive offices)                   (Zip Code)



                                (650) 569-5000
--------------------------------------------------------------------------------
                        (Registrant's telephone number)


--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

     On December 13, 1999, At Home Corporation, a Delaware corporation, completed its acquisition of Hartford House, Ltd., a Delaware corporation ("Blue Mountain") the operator of the Bluemountain.com web site, which provides web-based greeting cards. We plan to incorporate the Blue Mountain content across our complement of content offerings.

     The acquisition was accomplished by merging Blue Mountain with and into At Home Corporation, with At Home Corporation surviving as the continuing corporation. The transaction was accounted for as a purchase and the merger is intended to qualify as a tax free reorganization.

     In the merger, we issued to Blue Mountain stockholders shares of our newly-created non-voting preferred stock convertible into approximately 10.7 million shares of our Series A common stock and paid to those stockholders $350 million in cash. We sold $500 million aggregate principal amount of our convertible subordinated notes in a private placement to qualified institutional investors, in part to finance the cash component of the purchase price. We also converted outstanding Blue Mountain options into options to purchase up to approximately 3 million shares of our Series A common stock. If certain performance goals related to the Bluemountain.com web site are met, we will be obligated to issue additional shares of our Series A common stock to former
Blue Mountain stockholders having an aggregate value of approximately $270 million and to issue additional options. We are obligated to file a registration statement on Form S-3 with the Securities and Exchange Commission to register the shares of Series A common stock issuable upon conversion of the preferred stock. We are also obligated to file a registration statement on Form S-8 with respect to the converted options.

ITEM 5.   OTHER EVENTS.

     On December 13, 1999, we completed the private placement of $500 million of 4 3/4% Convertible Subordinated Notes to qualified institutional investors. The notes will mature on December 15, 2006 and are convertible into shares of our Series A common stock at a conversion price of $56.52 per share, subject to adjustment. We used $350 million of the net proceeds from the offering to finance the cash component of the purchase price for Bluemountain.com, and we intend to use the remaining net proceeds for general corporate purposes.

     On December 14, 1999, we issued a press release announcing that we had closed this transaction. A copy of the press release is filed as Exhibit 99.02 to this report and is incorporated into this report by reference.


     On December 6, 1999, AT&T announced that customers of its broadband cable systems will be able to choose their Internet service providers for high-speed Internet access upon expiration of our exclusively agreement with AT&T. Therefore, AT&T will not extend its current exclusive agreement with us.

     On November 22, 1999, we announced that our board of directors had authorized us to investigate the issuance of a "tracking stock" for our media business. Subject to approval of our stockholders, including our principal cable partner stockholders, we intend to issue common stock that will track the economic performance of our media business, which includes our narrowband portal, broadband portal with its associated exclusive broadband distribution rights, and advertising and targeting services. We expect that the tracking stock will be distributed on a pro rata and tax-free basis to all Excite@Home stockholders. We expect to issue a proxy statement describing the issuance and terms of the tracking stock in the first half of 2000 and distribute the tracking stock during the third quarter of that year.

     The media business will be governed by its own board of directors. We have not yet determined the composition of this board of directors, what corporate governance provisions will be adopted with respect to the media business, nor whether and how we will modify the corporate governance provisions that apply to our existing business.

     Our plan to issue the tracking stock has not been finalized, and therefore whether we conduct this transaction and when it will occur is uncertain. We have not yet determined the terms that would govern this tracking stock, including the valuation of the tracking stock relative to our Series A common stock and the voting privileges of the tracking stock.

     In connection with the proposed issuance of our tracking stock, our principal cable stockholders may require us to extend the requirement in our certificate of incorporation that all board actions must be approved by four of our five Series B directors beyond the time that AT&T no longer holds a majority of our voting power. Accordingly, we may adopt amendments to our certificate of incorporation that would enable AT&T, Comcast and Cox to retain control of our subscription business even if we issue additional stock that dilutes AT&T's voting control below 50% of our outstanding voting shares.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (c)  Exhibits.
          --------

          2.01 Agreement and Plan of Merger, dated October 23, 1999, between us and Hartford House, Ltd. (incorporated by reference to Exhibit 2.01 to our quarterly report on Form 10-Q for the quarter ended September 30, 1999).

          99.01 Press Release issued by us on December 13, 1999, announcing that we had completed our acquisition of Blue Mountain.

          99.02 Press Release issued by us on December 14, 1999, announcing that we had sold $500 million aggregate principal amount of our convertible subordinated notes.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  December 22, 1999                AT HOME CORPORATION


                                        By: /s/ David G. Pine
                                            -----------------
                                            David G. Pine
                                            Vice President, General Counsel
                                            and Secretary